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                                                                    EXHIBIT 10.2



                                 PROMISSORY NOTE

$3,500,000.00                                            Los Angeles, California
                                                              September 30, 1999

        FOR VALUE RECEIVED, the undersigned ARV ASSISTED LIVING, INC., a Delaware corporation ("MAKER"), promise(s) to pay to the order of EMERITUS CORPORATION, a Washington corporation ("HOLDER"), at 3131 Elliott Avenue, Seattle, Washington 98121, Attention: Mr. Ray Brandstrom, or at such other place as may be designated in writing by Holder, the principal sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00) or so much thereof as may from time to time be owing hereunder, with interest thereon, as hereinafter provided. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds.

        The outstanding principal balance of this note (this "NOTE"), together with all accrued and unpaid interest, shall be due and payable in full on May 1, 2001 (the "MATURITY DATE").

        For so long as Holder has not accelerated payment of amounts due under this Note and no such event has occurred which (with or without the passage of time or notice) would entitle Holder to so accelerate, Maker may prepay the Note in its entirety during the Prepayment Period and for the Prepayment Amount set forth in the schedule below (the "SCHEDULE") opposite the Prepayment Period during which Maker makes and Holder receives such prepayment, and if Maker makes and Holder receives such prepayment during a Prepayment Period set forth in the
Schedule in the Prepayment Amount set forth in the Schedule opposite the applicable Prepayment Period, then the remaining principal amount of the Note shall be forgiven.

                    PREPAYMENT PERIOD                PREPAYMENT AMOUNT
                    -----------------                -----------------
               1    November 1999                       $2,750,000
               2    December 1999                       $2,750,000
               3    January 2000                        $2,750,000
               4    February 2000                       $2,800,000
               5    March 2000                          $2,850,000
               6    April 2000                          $2,900,000
               7    May 2000                            $2,950,000
               8    June 2000                           $3,000,000
               9    July 2000                           $3,050,000
               10   August 2000                         $3,100,000
               11   September 2000                      $3,150,000
               12   October 2000                        $3,200,000
               13   November 2000                       $3,250,000
               14   December 2000                       $3,300,000
               15   January 2001                        $3,350,000
               16   February 2001                       $3,400,000
               17   March 2001                          $3,450,000
               18   April 2001                          $3,500,000

        If there is a Default (as defined below) or if Maker has not prepaid the principal amount of this Note as set forth above on or before April 30, 2001, then on the Maturity Date, Maker shall pay the $3,500,000.00 principal amount of this Note, together with interest thereon at the rate of ten percent (10%) per annum (based on a 360-day year and charged on the basis of actual days elapsed).



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        If: (a) Maker shall fail to pay when due any sums payable hereunder; or
(b) Maker shall fail to perform any non-monetary obligation hereunder and the continuance of such failure for fifteen (15) days after notice, provided that such 15-day period shall be extended to ninety (90) days if (a) it is possible for Maker to observe or perform such covenant or agreement, (b) the Maker is proceeding with due diligence to observe or perform such covenant or agreement, and (c) the failure of Maker to observe or perform such covenant or agreement has no adverse impact on this Note; or (c) any representation, warranty or certification of Maker hereunder or any certificate or other document delivered in connection herewith shall fail to be true; or (d) there shall occur any event or condition which results in the acceleration of the maturity of any Material Debt (as defined below) of Maker or enables (or, with the giving of notice or lapse of time on both, would enable) the holder of such Material Debt to accelerate the maturity thereof; or (e) there shall exist any judgment, lien or order for the payment of money against Maker which continues unsatisfied or unstayed for a period of more than ten (10) days; or (f) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended from time to time) (other than Prometheus Assisted Living LLC, LF Strategic Realty Investors II L.P., LFSRI II Alternative Partnership L.P., LFSRI II-CADIM Alternative Partnership L.P. or Lazard Freres Real Estate Investors L.L.C., each a Delaware limited partnership or limited liability company or any group consisting solely of one of more of the foregoing) shall have acquired beneficial ownership of 30% or more of the outstanding shares of common stock of Maker whether directly or indirectly or voluntarily or involuntarily or otherwise or if Maker shall merge with or into any person, unless Maker is the surviving entity in the event of such merger, or if a majority of the board of directors of Maker consists of persons other than current directors, persons nominated by them or successor directors who are so nominated; or (g) a Default (as defined in that certain Guaranty Agreement dated as of the date hereof by Rossmore Renovation, LLC, as guarantor, in favor of Holder, as beneficiary (the "GUARANTY")) occurs under the Guaranty (each of the events described in clauses (a) through (g) above and clauses (a) and (b) of the following paragraph being herein referred to as a "DEFAULT"); THEN Holder may, at its sole option, declare all sums owing under this Note immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Maker; provided, however, that if this Note or any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

        Furthermore, if (a) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or (b) an involuntary case or other proceeding shall be commenced against Maker seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Maker under the federal bankruptcy laws as now or hereafter in effect; THEN, without any notice to Maker or any other act by Holder, all sums owing under this Note shall become



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immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Maker.

        For the purposes hereof, "MATERIAL DEBT" means any Debt of Maker having an aggregate principal or face amount exceeding $500,000; "DEBT" of any Person means, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debenture, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which may or may not be capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a lien on any asset of such Person whether or not such Debt is otherwise an obligation of such Person, and (vii) all guarantees by such Person of Debt of another Person; and "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        Maker hereby represents and warrants that: (i) Maker is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all material governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted and, if it is not organized in California, is duly qualified and in good standing under the laws of California; (ii) the execution, delivery and performance by Maker of this Note, and the certificates and documents executed by Maker delivered in connection with this Note (the "RELATED DOCUMENTS") are within Maker's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of Maker's organization documents or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon Maker or result in the creation or imposition of any lien or encumbrance on any asset of Maker; (iii) this Note and the Related Documents executed by Maker constitute valid and binding obligations of Maker, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and general principles of equity; (iv) the consolidated audited balance sheet of Maker and its consolidated subsidiaries as of December 31, 1998 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal year then ended, set forth in Maker's 1998 Form 10-K and delivered by Maker to Holder, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of Maker and its consolidated subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year; (v) the unaudited consolidated balance sheet of Maker and its consolidated subsidiaries as of June 30, 1999 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the six months then ended, set forth in Maker's latest form 10-Q and delivered by Maker to Holder, fairly present, on a basis consistent with the financial statements referred to in clause (iv) above, the consolidated financial position of Maker and its consolidated subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments); (vi) since June 30, 1999 there has been no material adverse change in the business, financial position, results of operations or prospects of Maker and its consolidated subsidiaries, considered as a whole; (vii) there is no action, suit or proceeding pending against, or to Maker's knowledge threatened against or affecting, Maker or



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any of its subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a material adverse effect on the business of Maker or which in any manner draws into question the validity or enforceability of this Note or the Related Documents, except for the Lazard Freres Real Estate Investors, LLC litigation and the General Electric Credit Corporation loan defaults, as disclosed to Holder in writing; (viii) all information heretofore furnished by Maker to Holder for purposes of or in connection with this Note or the Related Documents or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is certified or dated, and Maker is not aware of any changes, drafts or circumstances that would make such information untrue or inaccurate in any material respect; and (ix) Maker has disclosed to Holder in writing any and all facts which materially and adversely affect, or may affect (to the extent Maker can now reasonably foresee), the business, operations or condition of Maker or Maker's ability to perform its obligations under this Note and the Related Documents.

        If any attorney is engaged by Holder to enforce or defend any provision of this Note, or as a consequence of any Default, with or without the filing of any legal action or proceeding, then Maker shall pay to Holder immediately upon demand all attorneys' fees and all costs incurred by Holder in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owning hereunder as if such unpaid attorney's fees and costs had been added to the principal.

        No previous waiver and no failure or delay by Holder in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of condition under this Note. A waiver of any term of this Note shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

        If this Note is executed by more than one person or entity as Maker, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder. Except as otherwise provided in any agreement executed in connection with this Note, Maker waives: presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of protest and nonpayment; notice of costs, expenses or losses and interest thereon; notice of late charges; and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

        Time is of the essence with respect to every provision hereof. This Note shall be construed and enforced in accordance with the laws of the State of California, except to the extent that federal laws preempt the laws of the State of California, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any federal or state court within the State of California having proper venue and also consent to service of process by any means authorized by California or federal law.

        All notices or other communications required or permitted to be given pursuant to this Note shall be given to the Maker or Holder in writing and shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, except that notice of Default may be sent by certified mail, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective three (3) days after mailing, if mailed by first class mail, and otherwise



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upon receipt at the address set forth below; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

        Maker:           ARV Assisted Living, Inc.
                         Rossmore Renovation, LLC, 245 Fischer Avenue, D-1, Costa Mesa, California 92626; Attention: Douglas Armstrong, Esq.; facsimile no. (714) 435-7102.

        Holder: Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121; Attention: Ray Brandstrom; facsimile no. (206) 301-4500.

        With a copy to:  Davis Polk & Wardwell, 450 Lexington Avenue, New York,
                         New York 10017; Attention: Phillip R. Mills, Esq.; facsimile no. (212) 450-4800.

        Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove.

        This Note contains or expressly incorporates by reference the entire agreement of the parties with respect to the matters contemplated herein and supersede all prior negotiations or agreements, written or oral. This Note shall not be modified except by written instrument executed by all parties. Any reference to the Note includes any amendments, renewals or extensions now or hereafter approved by Holder in writing.

                                        "Maker"
                                        ARV ASSISTED LIVING, INC.,
                                        a Delaware corporation


                                        By: _____________________________
                                            Name:
                                            Title:













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